UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 23, 2006
PolyOne Corporation
(Exact Name of Registrant as Specified in Charter)

Ohio	1-16091	34-1730488

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

PolyOne Center, 33587 Walker Rd.
Avon Lake, Ohio		44012

(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code:
(440) 930-1000
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments.
     The information included in Item 4.02 regarding a non-cash asset impairment charge is incorporated by reference herein.
Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
     On October 23, 2006, in response to a comment raised by the staff of the Securities and Exchange Commission (“SEC”) concerning the segment disclosure of PolyOne Corporation (the “Company”), and to ensure that its financial reporting remains in full compliance with Generally Accepted Accounting Principles, the Audit Committee of the Board of Directors of the Company (the “Audit Committee”) concluded that the Company’s financial statements, including the segment information included therein, (i) as of and for each of the fiscal years ended December 31, 2005, 2004 and 2003, (ii) as of and for each of the three fiscal months ended March 31, 2006 and 2005, and (iii) as of and for each of the three and six fiscal months ended June 30, 2006 and 2005 will be amended and restated, and such financial statements should no longer be relied upon for the reasons set forth below.
     The Company’s management also concluded on October 23, 2006, in consultation with the Company’s independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”), that the segment realignment will result in the Company recording a non-cash asset impairment charge, currently estimated at no more than $45 million, in the fourth quarter of 2003. The Company had previously disclosed a net loss for full-year 2003 of $251.1 million, which included non-cash asset impairment charges for continuing and discontinued operations of $138.5 million in the aggregate. The Company believes that the adjustment to earnings associated with the goodwill and asset impairment testing process would likely be limited to 2003. As a consequence, the Company does not anticipate any material adverse earnings changes to previously reported results for 2004, 2005 and the first two quarters of 2006. The non-cash impairment charge would result in a decrease in goodwill and, potentially, net property, with a corresponding reduction in shareholders’ equity on the Company’s Consolidated Balance Sheet in 2003 and for subsequent reporting periods. The additional impairment charge will not result in cash expenditures by the Company.
     For the years 2004 and 2005 and for the first two quarters of 2006, however, the restatements relate primarily to disclosure of the Company’s segment information. Thus, the Company believes that previously reported amounts in the Consolidated Statements of Operations, including net sales, operating income, net income and earnings per share, should remain unchanged. In addition, the Company believes that this amendment process will not have an adverse effect on its cash flows or liquidity.
     Previously, the Company reported three segments: Performance Plastics; Distribution; and Resin and Intermediates. The Company has concluded, in accordance with Statement of Financial Accounting Standard No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”), that it will report seven segments for the years 2003, 2004 and 2005. In addition to the Distribution and Resin and Intermediates segments, the following product groups that were formerly contained within the Performance Plastics segment will now be distinct reportable segments:

•	Vinyl Compounds;

•	Specialty Resins;

•	North American Color and Additives;

•	International Color and Engineered Materials; and

•	All Other (which will include North American Engineered Materials and Polymer Coating Systems).
     Beginning with the first quarter of 2006, PolyOne will report six segments, with North American Color and Additives included in the All Other segment. This change is due to the creation of the Producer Services business, which will also be included in All Other, at the start of 2006 from portions of North American Color and Additives and Engineered Materials.
     In view of this restatement for the respective periods referenced above, the Company is assessing whether a deficiency or weakness existed in its internal control over financial reporting. The Company’s management and the Audit Committee have discussed the matters disclosed in this current report on Form 8-K with Ernst & Young.
     On October 27, 2006, the Company issued a press release related to the matters described in Item 4.02 hereof, a copy of which is filed as Exhibit 99.1 hereto.
     This current report on Form 8-K contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the amendment and restatement of certain financial statements and the anticipated non-cash asset impairment charge resulting from the realignment of the segment reporting structure. These forward-looking statements give the Company’s current expectations or forecasts and are based upon management’s expectations that involve a number of risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Such risks and uncertainties include, but are not limited to: the completion of the goodwill and asset impairment testing process resulting from the segment realignment, including any unanticipated factors that cause the final goodwill impairment charge and any write-down of the Company’s asset base pursuant to the impairment assessment outlined by financial accounting standards to be outside the current estimated range; and any unanticipated delay in filing reports with the SEC as a result of the segment realignment. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures the Company makes on related subjects in its reports on Form 10-Q, 8-K and 10-K submitted to the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits:

Number	Exhibit

99.1	Press release, dated October 27, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 27, 2006

POLYONE CORPORATION

By		/s/ W. David Wilson

	Name:	W. David Wilson
	Title:	Senior Vice President and
Chief Financial Officer

INDEX TO EXHIBITS

Number	Exhibit

99.1	Press release, dated October 27, 2006